CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the revision of the consolidated statements of cash flows for the years ended December 31, 2004 and 2003 discussed in Note 2), relating to the consolidated financial statements and financial statement schedules of Ventiv Health, Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Ventiv Health, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 14, 2006